Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

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May 10, 2021	BEIJING
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Squarespace, Inc. 225 Varick Street, 12th Floor New York, New York 10014

RE:	Squarespace, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Squarespace, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Company of (i) up to 25,402,694 shares (the “Class A Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), consisting of (a) up to 19,250,000 shares of Class A Common Stock issuable pursuant to the Squarespace, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), (b) up to 2,700,000 shares of Class A Common Stock issuable pursuant to the Squarespace, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), (c) up to 1,547,691 shares of Class A Common Stock issuable pursuant to the Squarespace, Inc. Amended 2008 Equity Incentive Plan (the “Amended 2008 Plan”) and (d) up to 1,905,003 shares of Class A Common Stock issuable pursuant to the Squarespace, Inc. Amended and Restated 2008 Equity Incentive Plan (the “Amended and Restated 2008 Plan” and together with the 2021 Plan, 2021 ESPP and Amended 2008 Plan, the “Plans”) and (ii) up to 3,452,694 shares (together with the Class A Shares, the “Plan Shares”) of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), consisting of (a) up to 1,547,691 shares of Class B Common Stock issuable pursuant to the Amended 2008 Plan and (b) up to 1,905,003 shares of Class B Common Stock issuable pursuant to the Amended and Restated 2008 Plan.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Squarespace, Inc.

May 10, 2021

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)  a copy of the 2021 Plan;

(b)  a copy of the 2021 ESPP;

(c)  a copy of the Amended 2008 Plan

(d)  a copy of the Amended and Restated 2008 Plan;

(e)  an executed copy of a certificate of Courtenay O’Connor, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f)  a copy of the Company’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of May 10, 2021 and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);

(g)  a copy of the Company’s Amended and Restated Bylaws, in effect as of the date hereof, certified pursuant to the Secretary’s Certificate (the “Bylaws”); and

(h)  copies of certain resolutions of the Board of Directors of the Company, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Squarespace, Inc.

May 10, 2021

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued, delivered and paid for in accordance with the terms of the Plans and the applicable award agreements under the Plans, the Plan Shares will be validly issued, fully paid and nonassessable.

In rendering the opinion stated herein, we have assumed that (i) an appropriate account statement evidencing the Plan Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent; (ii) the issuance of the Plan Shares will be properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire Plan Shares or other awards are granted pursuant to the Plans will be consistent with the Plans and will be duly authorized, executed and delivered by the parties thereto; (iv) the consideration received by the Company for each of the Plan Shares delivered pursuant to the Plans shall not be less than the $0.0001 per share; and (v) the issuance of the Plan Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation or the Bylaws).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP